Exhibit 99.1

NEWS RELEASE

Visteon Announces First-Quarter 2014 Results

•	Solid financial performance

•	Sales of $1.98 billion

•	Net income attributable to Visteon of $19 million

•	Adjusted EBITDA of $170 million

•	Cash from operations of $96 million

•	Continued progress under comprehensive shareholder value creation plan

•	Reached agreement to acquire Johnson Controls’ electronics business

•	Reached agreement to sell majority of non-core interiors business

•	Completed sale of investment in Duckyang Industry Co., Ltd, a Korean interiors joint venture

•	Called for redemption remaining 6.75 percent senior notes due April 15, 2019; entered new credit facility with aggregate commitment of $800 million

•	Announced initiation of $500 million accelerated stock buyback; $375 million remains available under current authorization

•	Reaffirmed full-year guidance for key financial metrics: sales, adjusted EBITDA, adjusted free cash flow, and adjusted earnings per share

VAN BUREN TOWNSHIP, Mich., May 8, 2014 — Visteon Corporation (NYSE: VC) today announced first-quarter 2014 results, reporting sales of $1.98 billion and net income attributable to Visteon of $19 million, or $0.38 per diluted share. Adjusted EBITDA, a non-GAAP financial measure as defined below, was $170 million, compared with $141 million in the same period last year.

“We delivered solid financial results in the first quarter while announcing or completing key transactions in support of our value creation plan,” said Tim Leuliette, president and CEO. “The new Visteon is well-positioned to address changing market dynamics and regulatory trends, and to continue delivering value to customers and shareholders through our focus on vehicle thermal management and cockpit electronic ecosystems.”

Cash from operating activities in the first quarter totaled $96 million, decreasing $26 million from the same period in 2013, primarily driven by the timing of working capital. Adjusted free cash flow, a non-GAAP financial measure as defined below, was $64 million for the first quarter of 2014.

Further Progress on Comprehensive Shareholder Value Creation Plan

Interiors Exit

Visteon announced two transactions in connection with its previously stated intention to divest its non-core interiors business. On May 2, Visteon announced an agreement to divest the majority of its global automotive interiors business to an affiliate of Cerberus Capital Management, L.P. The transaction, which is subject to regulatory reviews and other conditions, is expected to be completed by Dec. 31, 2014. Visteon also completed the sale of its 50 percent ownership stake in a Korean automotive interiors joint venture, Duckyang Industry Co., Ltd., to certain management shareholders of Duckyang and associated parties for total cash payments of $31 million (32.2 billion Korean Won), including $6 million (6.3 billion Korean Won) in dividends. These transactions are in line with Visteon’s prior guidance to exit all of interiors with aggregate neutral value impact to the company.

JCI Electronics Acquisition

Visteon on Jan. 13 announced an agreement to purchase the automotive electronics business of Johnson Controls in a cash transaction valued at $265 million, subject to adjustment. The acquisition is subject to certain regulatory and other consents and approvals, and is expected to be completed in the second quarter of 2014.

Refinancing Actions

In April, Visteon entered into a credit agreement for a total commitment of $800 million, including a $600 million seven-year delayed draw term loan B with a final maturity date of April 9, 2021, and a $200 million five-year revolving credit facility with a maturity date of April 9, 2019. Visteon also called all of its outstanding 6.75 percent senior notes due April 15, 2019 for redemption.

Share Repurchase Program

The company also announced that it has entered into agreements with a third-party financial institution to repurchase $500 million of its common shares under an accelerated stock buyback (ASB) program. The company will acquire these common shares under the existing $1 billion authorized share repurchase program. The company expects to receive approximately 80 percent of the shares by the end of May, with 62.5 percent of the shares to be delivered at the inception of the ASB program. The specific number of shares that the company ultimately will repurchase will be determined when the ASB program is completed, based generally on the daily volume-weighted average share price of the company’s common stock during a period of up to approximately 12 months, minus an agreed discount, 50 percent of which will be subject to a maximum per share price. At settlement, the company will either be entitled to receive additional shares of common stock or, under certain circumstances, be required to remit a settlement amount, payable, at the company’s option, in cash or common stock.

First Quarter in Review

Visteon reported first-quarter sales of $1.98 billion, an increase of $126 million compared with the same quarter a year earlier. Hyundai-Kia accounted for approximately 34 percent of Visteon’s first-quarter sales and Ford Motor Company accounted for 26 percent. On a regional basis, Asia accounted for 49 percent of sales, including the impacts of Yanfeng Visteon Electronics Co. Ltd. (YFVE), in which Visteon acquired a controlling ownership interest effective in November 2013; Europe represented 31 percent; North America 17 percent; and South America 3 percent.

Gross margin for the first quarter of 2014 was $195 million, compared with $154 million a year earlier. The $41 million increase included $27 million for YFVE, higher sales volume and new business impacts, partially offset by exchange. Selling, general and administrative (SG&A) expenses were $94 million, or 4.7 percent of sales, for the first quarter of 2014 compared with $86 million, or 4.6 percent of sales, a year earlier. Equity in net income of non-consolidated affiliates decreased by $42 million as a result of the 2013 sale of the company’s 50 percent ownership interest in Yanfeng Automotive Trim Systems Co., Ltd.

For the first quarter of 2014, the company reported net income attributable to Visteon of $19 million, or $0.38 per diluted share. Net income attributable to Visteon decreased $50 million compared with the same period a year ago, reflecting the non-recurrence of a $54 million tax benefit recorded in the first quarter of 2013. Adjusted EBITDA for the first quarter of 2014 was $170 million, compared with $141 million for the same period a year earlier, primarily reflecting the impact of YFVE, favorable volume and new business, partially offset by currency impacts.

First Quarter Results by Segment

Climate sales totaled $1.3 billion during the first quarter of 2014, an increase of $40 million compared with the same quarter last year. Higher production volumes and new business increased sales year-over-year, with the largest increases in Asia Pacific and Europe.

Electronics sales were $439 million during the first quarter, an increase of $74 million compared with the same period in 2013, primarily reflecting the consolidation of YFVE.

Interiors sales were $303 million during the first quarter, a decrease of $14 million, compared with the first quarter of 2013. The sales decrease relates to the wind down of certain South America business, partially offset by volume increases in Europe.

Cash and Debt Balances

As of March 31, 2014, Visteon had global cash balances totaling $1.8 billion, including restricted cash of $25 million. Total debt as of March 31 was $723 million.

For the first quarter of 2014, Visteon generated $96 million of cash from operations, compared with $122 million in the same period a year earlier. The $26 million decrease was primarily driven by timing of working capital. Capital expenditures in the quarter were $52 million, down from $63 million in the first quarter of 2013. Adjusted free cash flow was $64 million in the quarter, compared with $95 million in the first quarter of 2013.

Full-Year 2014 Outlook

Visteon reaffirmed its full-year 2014 guidance for its key financial metrics: sales, adjusted EBITDA, adjusted free cash flow, and adjusted earnings per share. The company projects 2014 sales of $7.8 billion, adjusted EBITDA in the range of $660 million to $700 million, adjusted free cash flow in the range of $75 million to $175 million, and adjusted earnings per share in the range of $2.21 to $3.09. The guidance reflects a full year of Interiors business and excludes the impact of the Johnson Controls electronics acquisition.

About Visteon

Visteon is a leading global automotive supplier delivering value for vehicle manufacturers and shareholders through businesses including Halla Visteon Climate Control Corp., Visteon Electronics and Visteon Interiors. Visteon designs, engineers and manufactures innovative components and systems for virtually every vehicle manufacturer worldwide. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; Visteon has facilities in 29 countries and employs about 24,000 people. Visteon had sales of $7.4 billion in 2013. Learn more at www.visteon.com.

Conference Call and Presentation

Today, Thursday, May 8 at 9 a.m. EDT, the company will host a conference call for the investment community to discuss the quarter’s results and other related items. The conference call is available to the general public via a live audio webcast. The dial-in numbers to participate on the call are:

The dial-in numbers to participate in the call are:

U.S./Canada: 800-326-9418

Outside U.S./Canada: 706-643-3752

(Call approximately 10 minutes before the start of the conference.)

The conference call and live audio webcast, the financial results news release, related presentation materials and other supplemental information will be accessible through Visteon’s website at www.visteon.com.

A replay of the conference call will be available through the company’s website or by dialing 855-859-2056 (toll-free from the U.S. and Canada) or 404-537-3406 (international). The conference ID for the phone replay is 32270826. The phone replay will be available for one week following the conference call.

Forward-looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to: (1) conditions within the automotive industry, including (i) the automotive vehicle production volumes and schedules of our customers, (ii) the financial condition of our customers and the effects of any restructuring or reorganization plans that may be undertaken by our customers or suppliers, including work stoppages, and (iii) possible disruptions in the supply of commodities to us or our customers due to financial distress, work stoppages, natural disasters or civil unrest; (2) our ability to satisfy future capital and liquidity requirements; including our ability to access the credit and capital markets at the times and in the amounts needed and on terms acceptable to us; our ability to comply with financial and other covenants in our credit agreements; and the continuation of acceptable supplier payment terms; (3) our ability to satisfy pension and other post-employment benefit obligations; (4) our ability to access funds generated by foreign subsidiaries and joint ventures on a timely and cost-effective basis; (5) our ability to execute on our transformational plans and cost-reduction initiatives in the amounts and on the timing contemplated; (6) general economic conditions, including changes in interest rates, currency exchange rates and fuel prices; (7) the timing and expenses related to internal restructurings, employee reductions, acquisitions or dispositions and the effect of pension and other post-employment benefit obligations; (8) increases in raw material and energy costs and our ability to offset or recover these costs, increases in our warranty, product liability and recall costs or the outcome of legal or regulatory proceedings to which we are or may become a party; and (9) those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2013).

Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update. The financial results presented herein are preliminary and unaudited; final financial results will be included in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014. New business wins and rewins do not represent firm orders or firm commitments from customers, but are based on various assumptions, including the timing and duration of product launches, vehicle production levels, customer price reductions and currency exchange rates.

Use of Non-GAAP Financial Information

This press release contains information about Visteon’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (U.S. GAAP). Such non-GAAP financial measures are reconciled to their closest U.S. GAAP financial measures at the end of this press release. The provision of these comparable U.S. GAAP financial measures for full-year 2014 is not intended to indicate that Visteon is explicitly or implicitly providing projections on those U.S. GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the company at the date of this press release and the adjustments that management can reasonably predict.

Contact:

Media:

Jim Fisher

734-710-5557

jfishe89@visteon.com

Investors:

Bob Krakowiak

734-710-5793

bkrakowi@visteon.com

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended
	March 31
	2014	2013
Sales	$1,982	$1,856
Cost of sales	1,787	1,702

Gross margin	195	154
Selling, general and administrative expenses	94	86
Interest expense, net	8	10
Equity in net income of non-consolidated affiliates	2	44
Other expenses	12	36

Income before income taxes	83	66
Provision for (benefit from) income taxes	35	(18)

Net income	48	84
Net income attributable to non-controlling interests	29	15

Net income attributable to Visteon Corporation	$19	$69

Earnings per share data:
Basic earnings per share attributable to Visteon Corporation	$0.39	$1.34
Diluted earnings per share attributable to Visteon Corporation	$0.38	$1.33

Average shares outstanding (in millions)
Basic	48.4	51.6
Diluted	49.6	51.9

Comprehensive income:
Comprehensive income	$27	$40
Comprehensive income attributable to Visteon Corporation	$7	$41

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

(Unaudited)

	March 31	December 31
	2014	2013
ASSETS
Cash and equivalents	$1,728	$1,677
Restricted cash	25	25
Accounts receivable, net	1,315	1,227
Inventories, net	489	472
Other current assets	360	352

Total current assets	3,917	3,753

Property and equipment, net	1,404	1,414
Intangible assets, net	427	447
Investments in non-consolidated affiliates	189	228
Other non-current assets	183	185

Total assets	$6,120	$6,027

LIABILITIES AND EQUITY
Short-term debt, including current portion of long-term debt	$511	$106
Accounts payable	1,333	1,207
Accrued employee liabilities	175	202
Other current liabilities	324	287

Total current liabilities	2,343	1,802

Long-term debt	212	624
Employee benefits	437	440
Deferred tax liabilities	138	137
Other non-current liabilities	147	151

Stockholders’ equity
Preferred stock	—	—
Common stock	1	1
Stock warrants	6	6
Additional paid-in capital	1,294	1,291
Retained earnings	975	956
Accumulated other comprehensive loss	(24)	(12)
Treasury stock	(321)	(322)

Total Visteon Corporation stockholders’ equity	1,931	1,920
Non-controlling interests	912	953

Total equity	2,843	2,873

Total liabilities and equity	$6,120	$6,027

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

(Unaudited)

	Three Months Ended
	March 31
	2014	2013
OPERATING
Net income	$48	$84
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	66	67
Equity in net income of non-consolidated affiliates, net of dividends remitted	(2)	(41)
Stock-based compensation	3	6
Changes in assets and liabilities:
Accounts receivable	(90)	(42)
Inventories	(18)	(51)
Accounts payable	131	190
Accrued income taxes	2	(57)
Other assets and other liabilities	(44)	(34)

Net cash provided from operating activities	96	122

INVESTING
Capital expenditures	(52)	(63)
Proceeds from business divestitures and asset sales	35	17
Other	(3)	—

Net cash used by investing activities	(20)	(46)

FINANCING
Short-term debt, net	(4)	12
Proceeds from issuance of debt, net of issuance costs	—	204
Payments to repurchase common stock	—	(125)
Dividends paid to non-controlling interests	(16)	—
Other	—	(1)

Net cash (used by) provided from financing activities	(20)	90
Effect of exchange rate changes on cash and equivalents	(5)	(11)

Net increase in cash and equivalents	51	155
Cash and equivalents at beginning of period	1,677	825

Cash and equivalents at end of period	$1,728	$980

VISTEON CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited, Dollars in Millions)

Adjusted EBITDA: Adjusted EBITDA is presented as a supplemental measure of the Company’s performance that management believes is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s operating activities across reporting periods. The Company defines Adjusted EBITDA as net income attributable to Visteon, plus net interest expense, provision for income taxes and depreciation and amortization, as further adjusted to eliminate the impact of equity in net income of non-consolidated affiliates, net income attributable to non-controlling interests, asset impairments, gains or losses on divestitures, discontinued operations, net restructuring expenses and other reimbursable costs, non-cash stock-based compensation expense, certain employee charges and benefits, reorganization items, and other non-operating gains and losses. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

	Three Months Ended		Estimated
	March 31		Full Year
	2014	2013	2014
Adjusted EBITDA	$170	$141	$660 - $700
Interest expense, net	8	10	35
Provision for (benefit from) income taxes	35	(18)	135
Depreciation and amortization	66	67	275
Equity in affiliates/Non-controlling interests	27	(29)	115
Other expenses	12	36	100
Non-cash, stock-based compensation expense	3	6	15

Net income attributable to Visteon Corporation	$19	$69	$(15) - $25

Adjusted EBITDA is not a recognized term under U.S. GAAP and does not purport to be a substitute for net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and is not intended to be a measure of cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. In addition, the Company uses Adjusted EBITDA (i) as a factor in incentive compensation decisions, (ii) to evaluate the effectiveness of the Company’s business strategies, and (iii) because the Company’s credit agreements use similar measures for compliance with certain covenants.

Free Cash Flow and Adjusted Free Cash Flow: Free cash flow and Adjusted free cash flow are presented as supplemental measures of the Company’s liquidity that management believes are useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines Free cash flow as cash flow provided from operating activities less capital expenditures. The Company defines Adjusted free cash flow as cash flow provided from operating activities less capital expenditures, as further adjusted for restructuring payments net of customer recoveries and transformation-related payments. Because not all companies use identical calculations, this presentation of Free cash flow and Adjusted free cash flow may not be comparable to other similarly titled measures of other companies.

	Three Months Ended		Estimated
	March 31		Full Year
	2014	2013	2014
Cash provided from operating activities	$96	$122	$275 - $375
Capital expenditures	(52)	(63)	(300)

Free cash flow	$44	$59	($25)- $75
Restructuring payments, net	10	15	50
Transformation-related payments	10	21	50

Adjusted free cash flow	$64	$95	$75 - $175

Free cash flow and Adjusted free cash flow are not recognized terms under U.S. GAAP and do not purport to be a substitute for cash flows from operating activities as a measure of liquidity. Free cash flow and Adjusted free cash flow have limitations as analytical tools as they do not reflect cash used to service debt and do not reflect funds available for investment or other discretionary uses. In addition, the Company uses Free cash flow and Adjusted free cash flow (i) as factors in incentive compensation decisions and (ii) for planning and forecasting future periods.

Adjusted Net Income and Adjusted Earnings Per Share: Adjusted net income and Adjusted earnings per share are presented as supplemental measures that management believes are useful to investors in analyzing the Company’s profitability. The Company defines Adjusted net income as net income attributable to Visteon plus net restructuring expenses, reorganization items, discontinued operations and other non-operating gains and losses. The Company defines Adjusted earnings per share as Adjusted net income divided by diluted shares. Because not all companies use identical calculations, this presentation of Adjusted net income and Adjusted earnings per share may not be comparable to other similarly titled measures of other companies.

	Three Months Ended		Estimated
	March 31		Full Year
	2014	2013	2014
Diluted earnings per share:
Net income attributable to Visteon	$19	$69	$(15)-$25
Average shares outstanding, diluted (in millions)	49.6	51.9	45.5

Diluted earnings per share	$0.38	$1.33	$(0.32)-$0.55

Adjusted earnings per share:
Net income attributable to Visteon	$19	$69	$(15)-$25
Other expenses	12	36	115

Adjusted net income	$31	$105	$100-$140
Average shares outstanding, diluted (in millions)	49.6	51.9	45.5

Adjusted earnings per share	$0.63	$2.02	$2.21-$3.09

Adjusted net income and Adjusted earnings per share are not recognized terms under U.S. GAAP and do not purport to be a substitute for profitability. Adjusted net income and Adjusted earnings per share have limitations as analytical tools as they do not consider certain restructuring and transaction-related payments and/or expenses. In addition, the Company uses Adjusted net income and Adjusted earnings per share for planning and forecasting future periods.